                                                                    EXHIBIT 99.1


                                                               NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

CONTACT:
Michael Doyle
Vice President and CFO
(800) 828-7115
MDoyle@EasyLink.Com



      EASYLINK REQUESTS NASDAQ HEARING TO ADDRESS NON-COMPLIANCE WITH 10-Q
                               FILING REQUIREMENT
                   COMPANY STOCK TRADING UNDER SYMBOL "EASYE"


PISCATAWAY, NJ - August 25, 2005 - EasyLink Services Corporation (NASDAQ:
EASYE), a leading global provider of services that power the exchange of information between enterprises, their trading communities and their customers, today announced that it has received notices of non-compliance with Nasdaq Stock Market continued listing requirements.

On August 23, 2005, the Company received notice from The NASDAQ Stock Market, Inc. Listing Qualifications Staff that the Company has failed to comply with the filing requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) due to the Company's failure to file its quarterly report on Form 10-Q for the three months ended June 30, 2005 on a timely basis and that its common stock is therefore subject to potential delisting from The Nasdaq National Market. The Company has requested a hearing before a NASDAQ Listing Qualifications Panel and at the hearing will request a waiver of the compliance failure until the Company files its Form 10-Q for the three months ended June 30, 2005. The Company previously announced that it would not be able to file its Form 10-Q for the quarter ended June 30, 2005 until its recently appointed independent public accounting firm completes its review of the Company's financial statements for the quarter and potential adjustments relating to certain prior period expense accruals and foreign tax liabilities have been resolved. The Company's appeal to the Panel will automatically stay the delisting of the Company's common stock pending the Panel's review and determination. The Company's stock will remain listed on The NASDAQ National Market under the trading symbol "EASYE" during the pendency of the Panel's review and determination.

On August 23, 2005, the Company also received notice from The NASDAQ Stock Market, Inc. Listing Qualifications Staff that for 30 consecutive trading days the bid price of its common stock closed below the minimum $1.00 per share required for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5) (the "Minimum Bid Price Rule"). This notification from Nasdaq has no effect on the listing of the Company's common stock on the Nasdaq National Market at this time, and the Company has not yet determined to take any particular action in response to this notification.

The letter from Nasdaq indicates that, in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has until February 21, 2006 (180 calendar days from the date of the letter) to regain compliance with the Minimum Bid Price Rule. The Company may regain compliance with the Minimum Bid Price Rule if, at any time before February 21, 2006, the bid price of its common stock closes at $1.00 per share or more for a minimum of ten consecutive trading days. The Nasdaq staff may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance. The letter states that, if compliance with the minimum Bid Price Rule cannot be demonstrated by February 21, 2006, the Nasdaq staff will provide written notification that the Company's common stock will be delisted, and at that time the Company may appeal the staff's determination to a Listing Qualifications Panel. The letter also indicates that, alternatively, the Company may apply to transfer its common stock to The Nasdaq SmallCap Market if the Company satisfies the requirements for initial inclusion on the Nasdaq SmallCap Market, other than the Minimum Bid Price Rule, and that if the application is approved, the Company will be afforded the remainder of the Nasdaq SmallCap Market's additional 180-day compliance period to regain compliance with the Minimum Bid Price Rule while on the Nasdaq SmallCap Market.

This press release is being issued pursuant to the requirements of Nasdaq Marketplace Rule 4815(b).


About EasyLink Services Corporation

EasyLink Services Corporation (NASDAQ: EASYE), headquartered in Piscataway, New Jersey, is a leading global provider of services that power the exchange of information between enterprises, their trading communities, and their customers. EasyLink's networks facilitate transactions that are integral to the movement of money, materials, products, and people in the global economy, such as insurance claims, trade and travel confirmations, purchase orders, invoices, shipping notices and funds transfers, among many others. EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.

This news release may contain statements of a forward-looking nature relating to future events or financial results of EasyLink Services Corporation. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: the risk of being delisted from NASDAQ (including the risk that the Nasdaq Listing Qualifications Panel will determine not to grant the Company's request for continued listing, the risk that the Company will not be able to regain compliance with the Minimum Bid Price Rule by February 21, 2006, that it will not be eligible to transfer to The Nasdaq SmallCap Market or that, if it is able to transfer to The Nasdaq SmallCap Market, that it will not be able to regain compliance with the Minimum Bid Price Rule within any additional compliance period while on the Nasdaq SmallCap Market). the Company's 2nd quarter 2005 results are subject to review by Grant Thornton LLP and any proposed adjustments to certain prior period expense accruals and foreign tax liabilities are subject to the review and approval of the Company's prior independent accountants; the need to raise additional capital; the ability to service our remaining indebtedness; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and to achieve and maintain profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; significant competition; and the risks inherent in integrating the EasyLink business. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.